EXHIBIT 10.1

COOPERATION AGREEMENT

This Cooperation Agreement is entered into as of February 1st, 2016 (the EFFECTIVE DATE”) between JJ Explorer Tours Limited (“hereinafter refer as JJ”) a Hong Kong corporation, with a registered office located at 1303 Technology Plaza, 651 King’s Road, Hong Kong SAR and Gagfare Limited (hereinafter “Gagare”), a Hong Kong corporation, with a registered office located at 1101, 11/F, Technology Plaza, 651 King’s Road, North Point, Hong Kong SAR. Both parties will be referred as partner in this Agreement.

RECITAS

WHEREAS, “JJ” is in the licensed travel agency businesses, and

WHEREAS, “Gagfare” is in the business of online flight ticketing, and

WHEREAS, the parties desire to establish between them a business cooperation in order to engage in the development, deployment and maintenance of the online web site and mobile application platforms for Gagfare. Notwithstanding the foregoing, the online web site and mobile application platforns (hereinafter “the Platforms”) may be deployed and operates globally, as necessary.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article 1. Definitions

1.1 “Government Approvals” of any action to be taken by a Party hereunder shall mean such approval, authorization or confirmation of, consent to, or acceptance of report on the action, together with such licenses, permits or other permissions reasonably required for the action, all as the applicable statutes, decrees, regulations and rulings of governmental authority may require to be obtained in connection with the action from such governmental authority or from political subdivisions thereof.

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Article 2. Organization and Capitalization of the Platforms

2.1 Cooperation. On the day of February 1st, 2016 or as soon as practicable thereafter, JJ and Gagfare shall establish a cooperative partnership to develop, deploy and maintain the Platforms covering the global markets.

2.2 Business Objective. The business objective of the Platforms shall engage users to book and issue flight tickets through Gagfare.

2.4 Capital Contribution and Ownership

(a) The Platforms will be developed, deployed and maintained by JJ at JJ’s costs.

(b) Gagfare grants the brand and business knowhow to JJ to develop the Platforms.

(b) Neither Party may change or transfer any of its interest in the Platforms without the prior written consent of the other Party.

Article 3. Confidentiality of Information

3.1 Confidentiality. Each Party agrees to keep in strict confidence (i) the terms and conditions of this Agreement and (ii) any non-public information obtained from the other Party in connection with or pursuant to this Agreement or the transactions contemplated hereby (collectively, “Confidential Information”) and to protect the Confidential Information with the same degree of care normally used to protect its own confidential information of a similar nature. Each Party agrees not to disclose or allow disclosure of any Confidential Information to any third party and not to use any Confidential Information, except, in each case, for the purposes of implementing and enforcing this Agreement, without the prior written consent of the other Party.

3.2 Exceptions. The restrictions set forth in Section 3.1 shall not apply to any Confidential Information:

(a)	which is or becomes generally available to the public through no fault on the part of the receiving Party;
(b)	which is lawfully in the possession of the receiving Party prior to the disclosure of such information by or on behalf of the other Party as can be reasonably evidenced by appropriate documentation;
(c)	which lawfully becomes available to the receiving Party from a source other than the other Party without any duty as to confidentiality or non-use; or
(d)

which is required to be disclosed or provided to any court, government or regulatory body of competent jurisdiction pursuant to any law, rule, regulation, judgment, decree or order; provided, however, that the receiving Party shall give the other Party prompt written notice of such requirement and fully cooperate with the other Party so that the other Party (as the case may be) may obtain assurances that confidential treatment will be accorded to such information.

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3.3 Measures to Keep Confidentiality. Each Party agrees that, prior to giving access to any Confidential Information to any of its Affiliates or any of its or such Affiliates’ respective directors, officers, employees, advisors, consultants and agents pursuant to the exception provided in the Section 3.2, it shall require each such Person to agree to be bound by all obligations of confidentiality and non-use under this Article 3, and shall take all reasonable steps to ensure that each such Person will comply with and perform such obligations, in each case to the same extent as if they were direct parties to this Agreement.

3.4 Survival of Termination. The obligations undertaken by the Parties under this Article 3 shall survive the termination of this Agreement for any reason and shall remain in effect and be binding on the Parties for a period of three (3) years after the termination of this Agreement.

Article 4. Representations and Warranties of the Parties

Each Party represents and warrants to the other Party as of the date of this Agreement:

4.1 Corporate Existence and Authority. It is a company duly organized and validly existing under the laws of its jurisdiction of incorporation. It has all requisite corporate or other applicable power and authority to enter into and perform its obligations under this Agreement, all consents, permits, licenses, approvals and authorizations of, and registrations, declarations and other filings with, any governmental agency, official or authority required in connection with the execution, delivery and performance of this Agreement by such Party have been duly obtained or made and are in full force and effect.

4.2 Due Authorization and Execution. Its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery of this Agreement by the other Party, constitutes legally binding obligations enforceable against it in accordance with the terms of this Agreement, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general application.

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4.3 No Violation. Its execution, delivery and performance of this Agreement do not and will not violate, breach or conflict with (i) its organizational documents, (ii) any law, rule, regulation, judgment, order or decree applicable to it or (iii) any agreement or instrument by which it is bound or to which any of its assets or properties are subject.

4.4 No Litigation. There is no suit, action or other legal proceeding pending or, to the best of its knowledge, threatened against it, which could reasonably be expected to have a material adverse effect on its ability to enter into and perform its obligations under this Agreement.

Article 5. Responsibilities of the Parties.

5.1 Responsibilities of JJ

Development, Deployment and Maintenance of the Gagfare online web and mobile application platforms.

1.	Source code development of the Gagfare online web site and mobile applications covering iOS and Android mobile platforms.

2.	Deployment of online Gagfare web server.

3.	Register and deployment of Gagfare mobile applications to Apple AppStore and Google Play Store.

4.	Daily server and application maintenance and bug fixing.

5.	Implement enhancements when Gagfare business operation change.

6.	JJ will fully transfer the code ownership and rights to Gagfare by the end of the Fifth year of this Agreement.

5.2 Responsibilities of Gagfare

1.	Grant JJ with the right to use Gagfare name and logo in the development and operation of the Gagfare online web site and mobile applications.

2.	Provide and allow the use of business knowhow in the Gagfare business models to be applied in the Platforms.

3.	Develop global marketing and business operations of Gagfare.

4.	By the end of the Fifth year of this Agreement, Gagfare will share 50% of the net earning through the Platforms during the first five years period to JJ.

Article 6. Term and Termination

6.1 Term of Agreement. The term of this Agreement shall begin upon the execution hereof by the Parties and shall continue for a FIVE (5) year period or (ii) this Agreement is sooner terminated by the mutual agreement of the Parties.

6.2 Neither Party shall have the right to terminate this Agreement at any other time, unless such termination is mutually agreed to by the Parties hereto. If termination is mutually agreed by both parties, either Party shall have the right to terminate this Agreement, effective as of the signing date, by providing the other with written notice of termination at least thirty (30) days in advance.

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Article 7. Governing Law and Dispute Resolution

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of HONG KONG Special Administrative Region without giving effect to the conflict of laws rules thereof.

7.2 Dispute Resolution. Any dispute or controversy which may arise out of or in connection to this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of arbitration. Arbitration shall take place in HONG KONG before a tribunal of three (3) arbitrators selected in accordance with the aforesaid rules. The award or decision of the arbitrators shall be final and binding upon the Parties and shall be enforceable in any court having jurisdiction over the Party against whom such award or decision is sought to be enforced.

Article 8. Notice

8.1 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephone facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to a Party or their permitted assigns at the addresses written below:

If to JJ:

1303 Technology Plaza, 651 King’s Road, Hong Kong SAR

If to Gagfare:

1101, 11/F, Technology Plaza, 651 King’s Road, North Point, Hong Kong SAR

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Article 9. Miscellaneous Provisions

9.1 Assignment. Neither Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party, even to a successor in ownership of all or substantially all of the assets of the assigning Party if the successor in ownership expressly assumes in writing the terms and conditions of this Agreement. Any such attempted assignment without written consent will be void. This Agreement shall ensure to the benefit of and shall be binding upon the valid successors and assigns of the Parties.

9.2 Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, oral or written, in relation hereto, which may exist between the Parties. No oral explanation or oral information provided by either Party shall alter the meaning or interpretation of this Agreement.

9.3 Taxes. Each Party shall be solely responsible for the payment of any taxes assessed by any governmental authority on such Party in connection with or arising out of this Agreement or the transactions contemplated hereby.

9.4 Amendment. No amendment or change hereof or addition hereto shall be effective or binding on the Parties unless reduced to writing and executed by the duly authorized representatives of the Parties.

9.7 Unenforceable Terms. If any of the provisions of this Agreement is held invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, and such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In such event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to give effect to the original intent of the Parties as closely as possible with respect to the provision that was held invalid or unenforceable.

9.8 Non-Waiver. The failure or delay of a Party to require performance by the other Party of any provision of, or any obligation under, this Agreement shall not constitute a waiver thereof, nor shall such failure or delay affect that Party’s right to require performance of such or any other provision or obligation at a later time.

9.9 Further Assurances. Each Party shall, at the request and cost of the other Party, execute or procure the execution of such documents and do or procure the doing of such other acts and things as such other Party may reasonably request for the purpose of giving effect to the terms of this Agreement or giving such other Party the full benefit of the provisions of this Agreement.

9.10 Disclaimer of Agency. This Agreement shall not be deemed to constitute either Party the agent of the other Party.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument, it being understood that the Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

For and on behalf of JJ Explorer Tours Limited

/s/ Leung Tin Lung David
Mr Leung Tin Lung David, Director

Date: 1 February, 2016

For and on behalf of Gagfare Limited

/s/ Leung Tin Lung David

Mr Leung Tin Lung David, Director
Date: 1 February, 2016

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